Exhibit 99.1

FOR IMMEDIATE RELEASE September 22, 2010	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com

TOLL BROTHERS NAMES MARTIN CONNOR CHIEF FINANCIAL OFFICER

Horsham, PA, September 22, 2010 — Toll Brothers, Inc. (NYSE:TOL)(www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced the appointment of Martin P. Connor as Chief Financial Officer and Treasurer, effective September 22, 2010. Mr. Connor, a Senior Vice President, joined the Company in late 2008 as its Assistant Chief Financial Officer. He replaces Joel H. Rassman, 65, who passed away on September 14, 2010 after an extended illness.

Beginning in 1986, Mr. Connor spent over 20 years at the accounting firm of Ernst & Young (“EY”), where he served large public real estate and insurance clients as an Audit and Advisory Business Services partner.  He ran EY’s Real Estate Practice in the Philadelphia area from 2001 to 2006 and for seven years, from 1998 to 2005, served as an audit partner on the Toll Brothers relationship. In this capacity, he had extensive involvement in Toll Brothers’ operations, accounting and tax systems, and advised senior management and the Company’s Board of Directors on various financial, accounting, tax and other related issues.  He assisted the Company with debt and equity offerings, its filings with the Securities and Exchange Commission, and the evaluation of complex accounting, due diligence and structuring matters related to various acquisitions and investments. After leaving EY in 2006, Mr. Connor served as the Chief Financial Officer and Director of Operations for a $4 billion, diversified commercial real estate development company in the Mid-Atlantic region, and also founded and operated a successful finance and accounting consulting practice. He is a graduate of the University of Notre Dame and a Certified Public Accountant.

Douglas C. Yearley, chief executive officer of Toll Brothers, Inc., stated, “Marty’s background, long history with the Company and intimate knowledge of our financial systems, management and Board of Directors will make this a seamless transition. We formally welcome him as Chief Financial Officer, a role for which he has been preparing for several years.

“When Joel Rassman, who served as Toll Brothers’ chief financial officer from 1984 until his death, learned of the seriousness of his illness two years ago, he immediately began to establish a plan and prepare the Company and Marty for this transition. We will be forever indebted to Joel for his selflessness in making sure that the Company’s finances will remain in excellent hands.”

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Robert I. Toll, executive chairman, stated: “On behalf of the Board of Directors, I would like to express our confidence in and support for Marty in his new role as Chief Financial Officer. We also remember and honor Joel Rassman for the tremendous contributions he has made to our Company over the past twenty-five years and the development of what we believe is the strongest finance team in our industry. Marty’s ascension to the CFO position is a tribute to the strong mentoring relationship Joel had with Marty, a role Joel played for so many within our Company and throughout our industry.”

Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas and Virginia.

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was recently honored to receive the #1 ranking in Fortune Magazine’s 2010 World’s Most Admired Companies Survey among home building companies. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.

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